Exhibit 99.1

Consolidated Communications Reports Record Consumer Fiber Broadband Net Adds and Announces First Quarter 2023 Financial Results

●	Achieved record consumer fiber broadband net adds of 12,337, an increase of 60% versus the first quarter of 2022; Consumer broadband net adds were positive 2,404

●	Grew consumer fiber broadband revenue 56%[1] and increased ARPU 5.7%

●	Completed 53,858 fiber upgrades to Gigabit+ speeds, now extending FttP capabilities to 40% of addressable market

MATTOON, Ill. – May 2, 2023 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for the first quarter of 2023.

“We added a record 12,337 consumer fiber broadband subscribers in the first quarter and achieved 60% growth year over year,” said Bob Udell, chief executive officer. “Our plan to drive improved penetration through a refined go-to market strategy is off to a great start with particularly strong fiber net adds of 5,200 in March, and approaching 6,000 in April. On the heels of this positive momentum, we expect to see another milestone of record net fiber adds in the second quarter.”

“With fiber expected to reach nearly 50% of our base at the end of 2023, we are continuing to build the foundation across our 3 C’s, including consumer, commercial and carrier, to position ourselves for revenue and EBITDA growth in 2024,” added Udell.

____________________

1 Q1 2022 normalized for the divestitures of the Company’s Ohio and Kansas assets, where applicable, which closed on Jan. 31, 2022 and Nov. 30, 2022, respectively. Refer to the tables contained in this press release for a reconciliation of all non-GAAP measures.

First Quarter 2023 Results (compared to first quarter 2022 where applicable)

●	Revenue totaled $276.1 million, down 8.0% or 4.1% normalized[1].
●	Consumer fiber revenue was $26.1 million, up approximately 52% or 56% normalized[1], driven by strong operating metrics including 12,337 consumer fiber net adds and increased ARPU of 5.7%.
●	Consumer broadband revenue was $68.0 million, up 3.1% or 6.4% normalized[1].
●	Commercial data services revenue was $53.1 million, down 8.2% or 1.0% normalized[1].
●	Carrier data-transport revenue was $32.9 million, down 1.7% or 0.8% normalized[1].

●	Other products and services revenue was $1.7 million, a decrease of $4.6 million, largely due to lower recognition of public private partnership construction projects.
●	Net loss was ($47.7 million); Adjusted EBITDA was $75.4 million.
●	Total committed capital expenditures were $144.6 million.

Operating expenses increased $4.0 million versus the prior year primarily due to additional costs in 2023 for severance, professional fees for customer service and process improvement initiatives, and marketing and advertising expenses. These higher expenses were partly offset by lower video programming and access costs, and the impact of the divestiture of the Kansas City operations on Nov. 30, 2022.

Net interest expense was $33.9 million, an increase of $4.3 million versus the prior year, primarily as a result of higher interest on the term loan. Notwithstanding the heightened interest rate environment, the Company is well positioned with 77% of its total debt at a fixed rate through July 2023, and 53% fixed thereafter. As of Mar. 31, 2023, the weighted average cost of debt was 6.61%.

Net loss was ($47.7 million) in the first quarter of 2023 compared to ($125.3 million) in the first quarter of 2022, which included $3.5 million of income from discontinued operations. Net loss per share was ($0.42) in the first quarter of 2023 as compared to ($1.12) in the first quarter of 2022. Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net loss per share from continuing operations was ($0.28) compared to ($0.01) in the first quarter of 2022.

Capital Expenditures

Total committed capital expenditures were $144.6 million driven by 53,858 fiber passings added in the quarter, record first quarter fiber adds, and the timing of construction and CPE inventory purchases in support of future build and install activity.

Capital Structure

As of Mar. 31, 2023, the Company maintained liquidity with cash and short-term investments of approximately $336 million and $213 million of available borrowing capacity on the revolving credit facility, subject to certain covenants. The net leverage ratio for the trailing 12 months ended Mar. 31, 2023, was 4.76x. With no maturities until 2027, healthy liquidity and fiber penetration growth, the Company remains well positioned to continue executing on its fiber expansion and growth plan.

2023 Outlook

Consolidated Communications reaffirmed its guidance for the full-year 2023.

●Adjusted EBITDA is expected to be in a range of $310 million to $330 million.
●	Capital expenditures are expected to be in a range of $425 million to $445 million.
●Cash interest expense is expected to be in a range of $145 million to $155 million.
●Cash income taxes are expected to be below $10 million.

Conference Call Information

Consolidated’s first quarter earnings conference call will be webcast today at 8:30 am ET. The webcast and materials will be available on Consolidated’s Investor Relations website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 888-440-5977, conference ID 8956400. A replay of the webcast, together with a transcript thereof, will be available on the website following the earnings conference call.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) is dedicated to moving people, businesses and communities forward by delivering the most reliable fiber communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning more than 57,500 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” “adjusted diluted net income (loss) per share,” and “Normalized revenue,” all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income (loss) from continuing operations. EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on Adjusted EBITDA after giving effect to specified charges. In addition, Adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to help investors understand how we measure leverage and facilitate comparisons by investors, security analysts and others. Total net debt is defined as the current and long-term portions of debt and finance lease obligations less cash, cash equivalents and short-term investments, deferred debt issuance costs and discounts on debt. Our Net debt leverage ratio differs in certain respects from the similar ratio used in our credit agreement or against comparable measures of certain other companies in our industry. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. In addition, the ratio of total net debt to last 12-month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Forward-Looking Statements

Certain statements in this press release, including those relating to the current expectations, plans, strategies, and anticipated financial results, including year over year revenue and EBITDA growth in 2024, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies and anticipated financial results. There are a number of risks, uncertainties and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including: significant competition in all parts of our business and among our customer channels; our ability to adapt to rapid technological changes; shifts in our product mix that may result in a decline in operating profitability; public health threats, including the COVID-19 pandemic; continued receipt of support from various funds established under federal and state laws; disruptions in our networks and infrastructure and any related service delays or disruptions could cause us to lose customers and incur additional expenses; cyber-attacks may lead to unauthorized access to confidential customer, personnel and business information that could adversely affect our business; our operations require substantial capital expenditures and our business, financial condition, results of operations and liquidity may be impacted if funds for capital expenditures are not available when needed; our ability to obtain and maintain necessary rights-of-way for our networks; our ability to obtain necessary hardware, software and operational support from third-party vendors; substantial video content costs continue to rise; our ability to enter into new collective bargaining agreements or renew existing agreements; our ability to attract and/or retain certain key management and other personnel in the future; risks associated with acquisitions and the realization of anticipated benefits from such acquisitions; increasing attention to, and evolving expectations for, environmental, social and governance initiatives; unfavorable changes in financial markets could affect pension plan investments; weak economic conditions, and the other risk factors described in Part I, Item 1A of Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to us and speak only as of the date they are made. Except as required under federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.

Investor and Media Contacts

Philip Kranz, Investor Relations
+1 217-238-8480

Philip.kranz@consolidated.com

Jennifer Spaude, Media Relations
+1 507-386-3765

Jennifer.spaude@consolidated.com

# # #

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$247,877	$325,852
Short-term investments	87,951	87,951
Accounts receivable, net	108,471	119,675
Income tax receivable	1,662	1,670
Prepaid expenses and other current assets	65,622	62,996
Total current assets	511,583	598,144

Property, plant and equipment, net	2,330,545	2,234,122
Investments	9,104	10,297
Goodwill	929,570	929,570
Customer relationships, net	37,018	43,089
Other intangible assets	10,557	10,557
Other assets	63,542	61,315
Total assets	$3,891,919	$3,887,094

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,921	$33,096
Advance billings and customer deposits	49,009	46,664
Accrued compensation	51,602	60,903
Accrued interest	35,956	18,201
Accrued expense	111,808	95,206
Current portion of long-term debt and finance lease obligations	16,377	12,834
Total current liabilities	318,673	266,904

Long-term debt and finance lease obligations	2,136,837	2,129,462
Deferred income taxes	261,001	274,309
Pension and other post-retirement obligations	122,090	123,644
Other long-term liabilities	48,079	47,326
Total liabilities	2,886,680	2,841,645

Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares authorized, 477,047 and 456,343 shares outstanding as of March 31, 2023 and December 31, 2022, respectively; liquidation preference of $487,634 and $477,047 as of March 31, 2023 and December 31, 2022, respectively	339,267	328,680

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, 116,649,382 and 115,167,193 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	1,167	1,152
Additional paid-in capital	709,603	720,442
Accumulated deficit	(48,970)	(11,866)
Accumulated other comprehensive loss, net	(3,622)	(610)
Noncontrolling interest	7,794	7,651
Total shareholders' equity	665,972	716,769
Total liabilities, mezzanine equity and shareholders' equity	$3,891,919	$3,887,094

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Net revenues	$276,126	$300,278
Operating expenses:
Cost of services and products	131,938	135,895
Selling, general and administrative expenses	81,284	73,285
Loss on impairment of assets held for sale	—	126,490
Loss on disposal of assets	3,304	—
Depreciation and amortization	77,699	72,350
Loss from operations	(18,099)	(107,742)
Other income (expense):
Interest expense, net of interest income	(33,860)	(29,515)
Other income, net	2,758	3,342
Loss from continuing operations before income taxes	(49,201)	(133,915)
Income tax benefit	(12,240)	(14,819)
Loss from continuing operations	(36,961)	(119,096)

Discontinued operations:
Income from discontinued operations	—	8,063
Income tax expense	—	4,516
Income from discontinued operations	—	3,547

Net loss	(36,961)	(115,549)
Less: dividends on Series A preferred stock	10,587	9,598
Less: net income attributable to noncontrolling interest	143	115
Net loss attributable to common shareholders	$(47,691)	$(125,262)

Net income (loss) per common share - basic and diluted:
Loss from continuing operations	$(0.42)	$(1.15)
Income from discontinued operations	—	0.03
Net loss per basic and diluted common shares attributable to common shareholders	$(0.42)	$(1.12)

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(36,961)	$(115,549)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,699	72,350
Deferred income taxes	5,604	(10,560)
Cash distributions from wireless partnerships in excess of earnings	—	153
Pension and post-retirement contributions in excess of expense	(2,861)	(9,342)
Non-cash, stock-based compensation	799	2,199
Amortization of deferred financing costs and discounts	1,847	1,802
Loss on impairment of assets held for sale	—	126,490
Loss on disposal of assets	3,304	—
Other adjustments, net	(418)	(189)
Changes in operating assets and liabilities, net	6,073	14,206
Net cash provided by operating activities	55,086	81,560
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(130,826)	(156,480)
Purchase of investments	—	(39,959)
Proceeds from sale of assets	292	74
Proceeds from business dispositions, net	—	26,042
Proceeds from sale and maturity of investments	1,623	65,754
Net cash used in investing activities	(128,911)	(104,569)
FINANCING ACTIVITIES
Payment of finance lease obligations	(3,114)	(2,341)
Share repurchases for minimum tax withholding	(1,036)	(114)
Net cash used in financing activities	(4,150)	(2,455)
Net change in cash and cash equivalents	(77,975)	(25,464)
Cash and cash equivalents at beginning of period	325,852	99,635
Cash and cash equivalents at end of period	$247,877	$74,171

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Consumer:
Broadband (Data and VoIP)	$67,961	$65,911
Voice services	32,263	37,452
Video services	9,594	14,366
	109,818	117,729
Commercial:
Data services (includes VoIP)	53,134	57,895
Voice services	32,631	36,339
Other	9,756	11,560
	95,521	105,794
Carrier:
Data and transport services	32,923	33,485
Voice services	4,367	3,852
Other	350	391
	37,640	37,728

Subsidies	7,036	6,583
Network access	24,444	26,213
Other products and services	1,667	6,231
Total operating revenue	$276,126	$300,278

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Consumer:
Broadband (Data and VoIP)	$67,961	$69,002	$69,641	$67,592	$65,911
Voice services	32,263	34,314	36,444	36,643	37,452
Video services	9,594	11,876	13,552	14,359	14,366
	109,818	115,192	119,637	118,594	117,729
Commercial:
Data services (includes VoIP)	53,134	56,662	56,796	57,113	57,895
Voice services	32,631	34,676	35,484	35,775	36,339
Other	9,756	10,320	9,933	11,287	11,560
	95,521	101,658	102,213	104,175	105,794
Carrier:
Data and transport services	32,923	33,752	33,878	36,263	33,485
Voice services	4,367	3,685	3,517	3,718	3,852
Other	350	338	605	354	391
	37,640	37,775	38,000	40,335	37,728

Subsidies	7,036	13,078	7,187	6,534	6,583
Network access	24,444	26,308	27,277	24,846	26,213
Other products and services	1,667	1,965	2,305	3,906	6,231
Total operating revenue	$276,126	$295,976	$296,619	$298,390	$300,278

Consolidated Communications Holdings, Inc.

Reconciliation of Historical Revenue by Category to Normalized Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2022
	Historical	Adjustments (1)	Normalized
Consumer:
Broadband (Data and VoIP)	$65,911	$(2,048)	$63,863
Voice services	37,452	(696)	36,756
Video services	14,366	(2,710)	11,656
	117,729	(5,454)	112,275
Commercial:
Data services (includes VoIP)	57,895	(4,229)	53,666
Voice services	36,339	(1,455)	34,884
Other	11,560	(301)	11,259
	105,794	(5,985)	99,809
Carrier:
Data and transport services	33,485	(288)	33,197
Voice services	3,852	(5)	3,847
Other	391	(1)	390
	37,728	(294)	37,434

Subsidies	6,583	(49)	6,534
Network access	26,213	(508)	25,705
Other products and services	6,231	(81)	6,150
Total operating revenue	$300,278	$(12,371)	$287,907

Notes:

(1)	These adjustments reflect the removal of operating revenues for divestitures. We completed the sale of the Company's Ohio and Kansas assets on January 31, 2022 and November 30, 2022, respectively.

Consolidated Communications Holdings, Inc.

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Loss from continuing operations	$(36,961)	$(119,096)
Add (subtract):
Income tax benefit	(12,240)	(14,819)
Interest expense, net	33,860	29,515
Depreciation and amortization	77,699	72,350
EBITDA	62,358	(32,050)

Adjustments to EBITDA (1):
Other, net (2)	10,030	5,324
Pension/OPEB benefit	(1,141)	(2,983)
Loss on disposal of assets	3,304	—
Loss on impairment	—	126,490
Non-cash compensation (3)	799	2,199
Adjusted EBITDA from continuing operations	75,350	98,980
Investment distributions from discontinued operations	—	8,216
Adjusted EBITDA	$75,350	$107,196

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Year Ended
	December 31, 2023
	Range
	Low	High
Loss from continuing operations	$(123)	$(105)
Add:
Income tax benefit	(43)	(37)
Interest expense, net	152	148
Depreciation and amortization	314	312
EBITDA	300	318

Adjustments to EBITDA (1):
Other, net (2)	12	14
Pension/OPEB benefit	(12)	(12)
Non-cash compensation (3)	10	10
Adjusted EBITDA	$310	$330

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

March 31,
2023
Long-term debt and finance lease obligations:
Term loans, net of discount $8,286	$991,589
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	44,817
Total debt as of March 31, 2023	2,186,406
Less: deferred debt issuance costs	(33,192)
Less: cash, cash equivalents and short-term investments	(335,828)
Total net debt as of March 31, 2023	$1,817,386

Adjusted EBITDA for the 12 months ended March 31, 2023	$381,734

Total Net Debt to last 12 months Adjusted EBITDA	4.76x

Consolidated Communications Holdings, Inc.

Reconciliation of Loss Attributable to Common Shareholders from Continuing Operations to Adjusted Loss from Continuing Operations and Calculation of Adjusted Diluted Net Income (Loss) Per Common Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Loss from continuing operations	$(36,961)	$(119,096)
Less: dividends on Series A preferred stock	10,587	9,598
Less: net income attributable to noncontrolling interest	143	115
Loss attributable to common shareholders from continuing operations	(47,691)	(128,809)

Adjustments to loss attributable to common shareholders:
Dividends on Series A preferred stock	10,587	9,598
Integration and severance related costs, net of tax	2,648	802
Loss on impairment of assets held for sale	—	126,490
Loss on disposition of assets, net of tax	2,441	—
Non-cash interest expense for swaps, net of tax	(338)	(295)
Tax impact of non-deductible goodwill	—	(10,813)
Non-cash stock compensation, net of tax	590	1,626
Adjusted net loss from continuing operations	$(31,763)	$(1,401)

Weighted average number of common shares outstanding	112,939	111,691

Adjusted diluted net income (loss) per common share:
Adjusted net loss from continuing operations	$(0.28)	$(0.01)
Adjusted income from discontinued operations, net of tax	—	0.03
	$(0.28)	$0.02

Notes:

Calculations above assume a 26.1% effective tax rate for the three months ended March 31, 2023 and 2022.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	2021					2022
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1 2023
Passings
Total Fiber Gig+ Capable Passings (1)(5)(6)	320,806	397,123	494,160	605,710	605,710	689,406	831,779	947,974	1,008,660	1,008,660	1,062,518
Total DSL/Copper Passings (2)(3)(5)(6)	2,421,292	2,347,816	2,255,556	2,146,377	2,146,377	2,059,025	1,920,214	1,807,381	1,617,077	1,617,077	1,564,889
Total Passings (1)(2)(3)(5)(6)	2,742,098	2,744,939	2,749,716	2,752,087	2,752,087	2,748,431	2,751,993	2,755,355	2,625,737	2,625,737	2,627,407
% Fiber Gig+ Coverage/Total Passings	12%	14%	18%	22%	22%	25%	30%	34%	38%	38%	40%

Consumer Broadband Connections
Fiber Gig+ Capable (3)	74,495	77,521	81,539	86,122	86,122	93,812	103,455	115,598	122,872	122,872	135,209
DSL/Copper (2)(3)	323,507	315,959	309,122	298,442	298,442	286,338	277,758	266,314	244,586	244,586	234,653
Total Consumer Broadband Connections (2)(3)	398,002	393,480	390,661	384,564	384,564	380,150	381,213	381,912	367,458	367,458	369,862

Consumer Broadband Net Adds
Total Fiber Gig+ Capable Net Adds (7)	3,885	3,026	4,018	4,583	15,512	7,690	9,643	12,143	10,599	40,075	12,337
DSL/Copper Net Adds (7)	(7,240)	(7,548)	(6,837)	(10,680)	(32,305)	(8,544)	(8,580)	(11,444)	(10,783)	(39,351)	(9,933)
Total Consumer Broadband Net Adds (7)	(3,355)	(4,522)	(2,819)	(6,097)	(16,793)	(854)	1,063	699	(184)	724	2,404

Consumer Broadband Penetration %
Fiber Gig+ Capable (on fiber passings)	23.2%	19.5%	16.5%	14.2%	14.2%	13.6%	12.4%	12.2%	12.2%	12.2%	12.7%
DSL/Copper (on DSL/copper passings)	13.4%	13.5%	13.7%	13.9%	13.9%	13.9%	14.5%	14.7%	15.1%	15.1%	15.0%
Total Consumer Broadband Penetration %	14.5%	14.3%	14.2%	14.0%	14.0%	13.8%	13.9%	13.9%	14.0%	14.0%	14.1%

Consumer Average Revenue Per Unit (ARPU)
Fiber Gig+ Capable	$64.87	$65.83	$64.64	$64.22	$64.55	$63.88	$64.95	$65.61	$67.14	$65.42	$67.51
DSL/Copper	$47.72	$49.92	$51.32	$50.65	$50.06	$50.78	$52.36	$53.87	$53.55	$53.36	$53.21

Churn
Fiber Consumer Broadband Churn (7)	1.3%	1.7%	1.4%	1.0%	1.3%	0.9%	1.1%	1.2%	1.1%	1.1%	1.0%
DSL/Copper Consumer Broadband Churn (7)	1.4%	1.6%	1.9%	2.0%	1.7%	1.3%	1.6%	1.8%	1.7%	1.6%	1.5%

Consumer Broadband Revenue by Service Type ($ in thousands)
Fiber Broadband Revenue (4)	$14,120	$15,010	$15,422	$16,150	$60,702	$17,242	$19,218	$21,558	$24,016	$82,034	$26,136
Copper and Other Broadband Revenue	51,633	52,967	53,182	50,833	208,615	48,669	48,374	48,083	44,986	190,112	41,825
Total Consumer Broadband Revenue by Service Type	$65,753	$67,977	$68,604	$66,983	$269,317	$65,911	$67,592	$69,641	$69,002	$272,146	$67,961

Consumer Voice Connections (3)	362,384	352,835	341,135	328,849	328,849	316,634	306,458	294,441	276,779	276,779	267,509

Video Connections (3)	73,986	70,795	66,971	63,447	63,447	58,812	55,225	51,339	35,039	35,039	32,426

Fiber route network miles (long-haul, metro and FttP)	47,364	48,727	50,405	52,402	52,402	54,239	56,093	57,498	57,865	57,865	57,569

On-net buildings (3)	13,910	14,253	14,625	14,981	14,981	15,446	15,618	15,715	14,427	14,427	14,520

Notes:

(1)	In Q1 2021, the Company launched a multi-year fiber build plan to upgrade 1.6 million passings or 70% of our service area to fiber Gig+ capable services. As of March 31, 2023, 53,858 of the minimum targeted 225,000 passings for 2023 were upgraded to FttP and total fiber passings were ~1,062,518 or 40% of the Company's service area.
(2)	The sale of the non-core Ohio operations resulted in a reduction of approximately 5,658 DSL/Copper passings and 3,560 DSL/Copper broadband connections in the first quarter of 2022. Prior period amounts have not been adjusted to reflect the sale.
(3)	The sale of the net assets of our Kansas City operations in the fourth quarter of 2022 resulted in a reduction of approximately 135,144 DSL/Copper passings, 3,325 fiber broadband connections, 10,945 DSL/Copper broadband connections, 6,670 consumer voice connections, 13,425 video connections and 1,415 on-net buildings. Prior period amounts have not been adjusted to reflect the sale.
(4)	Fiber broadband revenue includes revenue from our Kansas City operations of approximately $0.3 million for the quarter ended December 31, 2022 and approximately $0.5 million for each of the quarters ended March 31, 2021 through September 30, 2022. Amounts have not been adjusted to reflect the sale.
(5)	Passings counts are estimates of single family units, multi-dwelling units, and multi-tenant units within consumer, small business and enterprise. These counts are based upon the information available at this time and are subject to updates as additional information becomes available.
(6)	When a passing is both fiber and DSL/Copper capable it is counted as a fiber passing.
(7)	Consumer Broadband net adds and churn have been normalized to reflect the divestitures of our Kansas City and Ohio operations.